Exhibit 5.1
GOODWIN PROCTER LLP LETTERHEAD
June 6, 2011
Insulet Corporation
9 Oak Park Drive
Bedford, MA 01730

Re:	Securities Registered under Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Insulet Corporation, a Delaware corporation (the “Company”), of (i) up to 1,197,892 currently outstanding shares of the Company’s Common Stock, $0.001 par value per share (the “Shares”), to be sold by the selling stockholders listed in the Registration Statement under “Selling Stockholders” (the “Selling Stockholders”) and (ii) rights to purchase shares of Series A Junior Participating Cumulative Preferred Stock, which are attached to all shares of Common Stock issued (the “Preferred Stock Purchase Rights”).
     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.
     The opinion expressed below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).
     Based on the foregoing, we are of the opinion that the Shares, and the Preferred Stock Purchase Rights attached thereto, have been duly authorized and validly issued, and are fully paid and non-assessable.
     We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Very truly yours,
/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP